Exhibit 10.1
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”), is made this 5th day of July, 2011 (the “Effective Date”) by and between Kurt Twining, an individual resident of the State of Texas (the “Executive”), residing at                 and RealPage, Inc., a Delaware company (the “Employer”), located at 4000 International Parkway, Carrollton, TX 75007.
WHEREAS, Employer desires to retain the services of Executive on the terms and conditions hereinafter set forth: and
WHEREAS, Executive desires to furnish services to Employer on the terms and conditions hereinafter set forth: and
WHEREAS, the parties desire to enter into this Agreement setting forth the terms and conditions of the employment relationship between Executive and Employer: and
NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth below, the parties hereby agree as follows:
1. Employment and Consideration. Employer hereby agrees to employ Executive, and Executive hereby accepts such employment, on the terms and conditions hereinafter set forth. In consideration of the promises of Executive contained in this Agreement, the Company agrees to employ Executive, and to provide Executive with confidential information of the Company necessary for the performance of his position.
2. Employment Screening. Executive has successfully completed a pre-employment drug test, pre-employment consumer report verification, and the Employer new hire paperwork, each of which was to be conducted in accordance with applicable slate and/or federal law. Executive understands and agrees that he will be subject to Employer’s general policies and practices concerning applicants for senior executive positions and new senior executive employees.
3. Employment Period. The period during which Executive shall furnish services to Employer hereunder (the “Employment Period”) shall commence on the Effective Date and shall end on the Date of Termination (as defined in Section 8(b) below). Nothing in this Section shall limit the right of Employer or Executive to terminate Executive’s employment hereunder on the terms and conditions set forth in Section 7 hereof.

4. Position and Duties.
(a) Office; Reporting; Duties. During the Employment Period. Executive shall serve as Chief People Officer of Employer. Executive shall report directly to the Chief Executive Officer or such other executive as the Chief Executive Officer of Real Page shall designate (“Supervisory Executive”). Executive shall have those powers, duties and perquisites consistent with a senior management position and such other powers and duties as may be prescribed by the Supervisory Executive, provided that such other powers and duties are consistent with the scope, dignity and perquisites of Executive’s position within the management structure of RealPage.
(b) Commitment of Full Time Efforts. Executive agrees to devote substantially his full working time, attention and energies to the performance of his duties for Employer, provided, however, that it shall not be a violation of this Agreement for Executive to (i) serve on civic or charitable boards or committees, (ii) serve on corporate boards or committees, with the prior consent of Employer, which consent shall not be unreasonably withheld, and (iii) give speeches and make media appearances in his individual capacity to discuss matters of public interest (so long as such shall not involve any illegal conduct), so long as the foregoing activities comply with the RealPage, Inc. Code of Business Conduct and Ethics and do not interfere materially with the performance of Executive’s responsibilities for Employer.
5. Place of Performance. Executive shall perform his duties for Employer from the offices of Employer, located at 4000 International Parkway, Carrollton, Texas 75007 or such other locations within a twenty-five (25) mile radius of such Place of Performance.
6. Compensation and Related Matters.
(a) Base Salary. As compensation for the performance by Executive of his obligations hereunder, during the Employment Period, Employer shall pay Executive a base salary at a rate not less than Twenty Thousand Eight Hundred and Thirty Three and No/100 Dollars ($21,666.67) per month, or Two Hundred Sixty Thousand and No/100 Dollars (US$260,000.00) on an annualized basis (the base salary, at the rate in effect from time to time, is hereinafter referred to as the “Base Salary”). Base Salary shall be paid in approximately equal installments in accordance with Employer’s customary payroll practices and legal requirements regarding withholding and deductions. During the Employment Period, the Base Salary shall be reviewed no less frequently than annually (commencing in 2012) to determine whether or not the same should be adjusted in light of the duties, responsibilities and performance of Executive and other relevant factors.
(b) Annual Bonus. Executive shall be eligible for an annual bonus under the terms of the RealPage Management Incentive Plan (“MIP Target”) of 50% of his Base Salary for achievement of MIP Target at 100%. The performance criteria shall be as established by the Compensation Committee of Employer’s Board of Directors. To be eligible for the Annual Bonus, Executive must be employed by Employer on December 31 of the year with regard to which the Annual Bonus is applicable and must be employed on the date the Annual Bonus is paid. Annual Bonuses shall be paid according to the RealPage Management Incentive Plan. For 2011, Executive shall be guaranteed 50% of his actual earned and received Base Salary.
(c) Equity Grants. Under the terms and conditions of the RealPage, Inc. Amended and Restated 2010 Equity Incentive Plan (the “Plan”) and subject to Compensation Committee approval, Executive, shall be granted an option to purchase Thirty Thousand (30,000) shares of RealPage common stock (Stock Option Grant”), pursuant to a Notice of Stock Option Grant in the form attached as Exhibit I hereto; and Twenty Thousand (20,000) shares of RealPage restricted stock (“Restricted Stock Grant”) pursuant to a Restricted Stock Agreement in the form attached as Exhibit II hereto.

(d) Expenses and Vacations. Employer, according to its standard travel policy, shall reimburse Executive for all reasonable, in-policy business expenses upon the presentation of itemized statements of such expenses. Executive shall be entitled to three (3) weeks paid vacation per year, in accordance with Employer’s vacation policy and practice applicable to senior executives of Employer.
(e) Fringe Benefits mid Perquisites. During the Employment Period, Employer shall make available to Executive all the fringe benefits and perquisites that are made available to other senior executives of Employer.
(f) Other Benefits. During the Employment Period, Executive shall be eligible to participate in all other employee welfare benefit plans and other benefit programs (including group life insurance, medical and dental insurance, and accident and disability insurance) made available generally to employees or senior executives of Real Page.
7. Termination. Executive’s employment hereunder may be terminated under the following circumstances, in each case subject to the provisions of this Agreement:
(a) Death. Executive’s employment hereunder shall terminate upon his death.
(b) Disability. If as a result of Executive’s incapacity due to physical or mental condition and, if reasonable accommodation is required by law, after any reasonable accommodation. Executive shall have been absent from his duties hereunder on a full-time basis (i) for a period of six consecutive months or (ii) for shorter periods aggregating six months during any twelve month period, and, in either case, within thirty (30) days after written Notice of Termination (as described in Section 8(a) hereof) is given, Executive shall not have returned to the performance of his duties hereunder on a full-time basis. Employer may terminate Executive’s employment hereunder for “Disability.”
(c) Cause. Employer may terminate Executive’s employment hereunder for Cause. In the event of a termination under this Section 7(c), the Date of Termination shall be the date set forth in the Notice of Termination. For purposes of this Employment Agreement. “Cause” means the occurrence of any of the following events which are not cured by Executive within ten (10) days after receipt of written notice of such alleged cause from Employer or, if such event cannot be corrected within such ten (10) day period, if Executive does not commence to correct such default within said ten (10) day period and thereafter diligently prosecute the correction of same to completion within a reasonable time, provided, however, for no period greater than thirty (30) days: (i) Executive’s conviction for any acts of fraud or breach of trust or any felony criminal acts; (ii) Executive’s making a materially false written statement to Employer’s auditors or legal counsel, (iii) Executive’s material falsification of any corporate document or form, (iv) any material breach by Executive of any Employer published policy received and acknowledged by Executive in writing, (v) any material breach by Executive of the provisions of this Employment Agreement: (vi) Executive’s making a material misrepresentation of fact or omission to disclose material facts in relation to transactions occurring in the business and financial matters of Employer: or (vii) Executive’s failure—in the sole opinion of Employer—to perform Executive’s duties which failure has not been cured within ten (10) days after written notice thereof has been given by Employer to Executive specifying the failure to perform alleged to give rise to Cause, provided that Employer shall be required to give only one notice as to a particular type of failure.
(d) Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without Executive’s written consent, (i) there is a material reduction of the level of Executive’s compensation (excluding any bonuses) (except where there is a general reduction applicable to the management team generally), (ii) there is a material reduction in Executive’s overall responsibilities or authority, or scope of duties, it being understood that a reduction in Executive’s responsibilities or authority following a Change of Control shall not constitute Good Reason unless there also occurs a demotion in Executive’s title or position, or (iii) a material change in the geographic location at which Executive must perform his services (except as provided in Section 5 above), provided, that in no instance will the relocation of Executive to a facility or a location of ten (10) miles or less from Executive’s then current office be deemed material for purposes of this Agreement.
In the event of a resignation for Good Reason, Executive must provide Employer with written notice of the acts or omissions constituting the grounds for Good Reason within ninety (90) days of the initial existence of the grounds for Good Reason and a reasonable opportunity for the Company to cure the conditions giving rise to such Good Reason, which shall not be less than thirty (30) days following the date of notice from Executive. If Employer cures the conditions giving rise to such Good Reason within thirty (30) days of the date of such notice, Executive will not be entitled to severance payments and/or benefits contemplated by Section 9(a) above if Executive thereafter resigns from Employer based on such grounds.
(c) Other Terminations. Notwithstanding the foregoing provisions, Employer may terminate Executive’s employment at any time, for any reason, with or without cause, and Executive may terminate his employment at any time, with or without cause in accordance with applicable state and federal law. The parties acknowledge that Executive is an at-will employee of Employer.
8. Termination Procedure.
(a) Notice of Termination. Any termination of Executive’s employment by Employer or by Executive (other than termination pursuant to Section 7(a) hereof or through expiration of the Term) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 15.

(b) Date of Termination. “Date of Termination” shall mean (i) if Executive’s employment is terminated by his death, the date of his death, (ii) if Executive’s employment is terminated pursuant to Section 7(b). thirty (30) days after Notice of Termination is given (provided that Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), (iii) if Executive’s employment is terminated pursuant to Section 7(c), the date specified in the Notice of Termination, (iv) if Executive terminates his employment for Good Reason, ten (10) days after Notice of Termination if Employer’s breach shall be uncured, and (v) if Executive’s employment is terminated pursuant to Section 7(e), immediately upon written notice delivered by the terminating party to the other, unless such notice designates a different termination date.
9. Compensation Upon Termination.
(a) Death; Disability; Termination By Employer without Cause or By Executive for Good Reason. If Executive’s employment is terminated by reason of his death or Disability or by Employer without Cause or by Executive for Good Reason, Employer shall pay to Executive (or his legal representatives or estate or as may be directed by the legal representatives of his estate, as the case may be) (i) six (6) equal monthly installments of an amount per installment equal to one-twenty fourth of Executive’s Base Salary (determined as of the Date of Termination), (ii) and if applicable, where Employer has been party to a Business Combination Transaction, and such termination occurs within twelve (12) months of the Business Combination Transaction, twelve (12) equal monthly installments of an amount per installment equal to one twelfth of Executive’s base Salary (determined as of the Date of Termination), and (iii) a lump sum cash payment, within five days following such Date of Termination, of an amount equal to any earned but unpaid Base Salary or bonus due to Executive in respect of periods through the Date of Termination plus accrued vacation in accordance with Employer’s vacation policy — subject to all required deductions and withholdings (the “Accrued Amounts”). The amount set forth in Section 9(a)(i) and 9(a)(ii) shall be payable if and only if the Executive shall have executed on or before the 30th day following the Date of Termination (or other later date specified by Employer) a full Release and Covenant not to sue the Employer and its employees, officers, directors and stockholders in the form provided by Employer. For purposes of this Agreement, a “Business Combination Transaction” shall be deemed to mean a transaction that results in; A. a merger or consolidation of the Employer with or into another entity in which the Employer shall not be the surviving entity; B. a dissolution of the Employer; C. a transfer of all or substantially all of the assets of the Employer in one transaction or a series of related transactions to one or more other persons or entities; or D. any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the 1934 Act), other than Scren Capital L.P. and Stephen T. Winn or any Affiliate of Stephen T. Winn, or a trustee or other fiduciary holding securities under an employee benefit plan of the Employer, becoming the “beneficial owner” (as defined in Rule 13d-3 of the 1934 Act), directly or indirectly, of securities of the Employer representing 40% or more of the combined voting power of the Employer’s then outstanding securities.
(b) Cause or By Executive Other than for Good Reason. If Executive’s employment is terminated by Employer for Cause or by Executive other than for Good Reason, then Employer shall pay Executive, within five (5) days following such Date of Termination, in a lump sum cash payment, the Accrued Amounts.

10. No Mitigation. Executive shall not be required to mitigate amounts payable pursuant to Section 9 of this Agreement by seeking other employment or otherwise, nor shall such payments be reduced on account of any remuneration earned by Executive attributable to employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by Executive to Employer or otherwise.
11. Confidentiality, Non-Compete, and Non-Solicitation.
(a) Non-Disclosure and Non-Use of Confidential Information. Executive shall not disclose any Employer Confidential Information to any third party (other than accountants, lawyers and other third parties engaged by and working at the behest of Employer) without the specific written consent of Employer and shall use Employer Confidential Information solely for the benefit of Employer. For a period of five (5) years following the termination of Executive’s employment with the Company (regardless of whether termination is voluntary or involuntary and with or without cause), Executive will not, without the written consent of the Company, use, disclose, reproduce, or distribute any of the Company’s Confidential Information.
(b) Definition of Confidential Information. For purposes of this Agreement, Employer “Confidential Information” shall mean all information, regardless of its form or format, about the Company, its Customers and employees that is not readily accessible to the public and not a matter of common knowledge in the Company’s business trade or industry and that is disclosed to or learned by Executive as a direct or indirect consequence of or through Executive’s employment with Employer — about Employer, its parents or subsidiaries, including information about Employer’s technology, finances, business methods, plans, operations, services, products and processes (whether existing or contemplated), or any of its executives, clients, agents or suppliers, information relating to software programs, source codes or object codes; computer systems; computer systems analyses, testing results; flow charts and designs; product specifications and documentation; user documentation; sales plans; sales records; sales literature; customer lists and files; research and development projects or plans; marketing and merchandising plans and strategies; pricing strategies; price lists; sales or licensing terms and conditions; consulting sources; supply and service sources; procedure or policy manuals; legal matters; financial statements; financing methods; financial projections; and the terms and conditions of business arrangements with its parent, clients, suppliers, banks, or other financial institutions.
(c) Covenant Not To Compete. Executive hereby agrees that during employment and for a period of three (3) years thereafter (the “Restricted Period”) (other than on behalf of employer or its affiliates), Executive shall not provide the same or substantially the same services to a Competing Business anywhere in the Restricted Area, regardless of whether these services are provided as a principle, agent, employee executive, consultant, or volunteer, provided, however, that mere ownership of securities having no more than one percent of the outstanding voting power of any Competing Business listed on any national securities exchange or traded actively in the national over-the-counter market shall not be deemed to be in violation of this Agreement so long as Executive otherwise complies with the terms of this provision. “Restricted Area” shall mean each and every current market throughout the United States in which Employer conducts business. The term “Restricted Area” shall also include any potential markets that Executive is directly or indirectly involved in helping develop on behalf of Employer during the 12 months immediately preceding his termination of employment. The term “Competing Business” shall have the same definition as set forth in Section (d) below.

(d) Non-Solicitation of Customers. Executive hereby agrees that, during the Employment Period and for a period of three (3) years thereafter (the “Restricted Period”), (other than on behalf of Employer or its affiliates). Executive shall not in any way directly or indirectly, for the purpose of conducting or engaging in a Competing Business:
(i) solicit any business from, or attempt to sell any products or services, or to call upon or solicit any customer or client of the Company then-existing, or any Past customer of Employer, or any affiliate of Employer that executive had direct or indirect contact while employed with Employer;
(ii) assist, cooperate or encourage any third party to do any of the foregoing.
For purposes of this Section 11(c) and (d), the term “Past” customer or “Past” licensee shall refer to any former customer or licensee of Employer or any affiliate within two (2) years of their having ceased to be a customer or licensee of Employer or any affiliate. “Competing Business” means the business of developing, designing, publishing, marketing, maintaining or distributing databases and software applications which are competitive with products or services of Employer, are generally referred to as “single family or multi-tenant real estate management applications” and are generally used at apartment communities by personnel engaged in the operation, screening, call center, leasing, pricing, promotion and maintenance of apartment units. Without limitation of the foregoing, single family or multi-tenant real estate management applications, data bases, software and services shall include software used in prospecting, selling or screening potential residents, performing property management or accounting functions, providing pricing information or performing market research, communicating via the Internet with applicants, residents, service providers, suppliers and advertising providers, facilitating or providing billing, payments and cash management services, vendor screening and vendor compliance services, providing energy management or convergent billing services and producing, soliciting and/or assisting with the solicitation of insurance products or services or developing, marketing or selling a single family or multi-tenant vendor network solution.
(e) Non-Solicitation of Licensees. Executive hereby agrees that, during the Restricted Period (other than on behalf of Employer or its affiliates). Executive shall not in any way directly or indirectly, for the purpose of conducting or engaging in a Competing Business:
(i) solicit any business from, or attempt to sell any products or services, or to call upon or solicit any licensee of the Company then-existing, or any Past licensee of Employer, or any affiliate of Employer that Executive had direct or indirect contact while employed with Employer:
(ii) assist, cooperate or encourage any third party to do any of the foregoing.

For purposes of this Section 11(e), the term “Past” customer or “Past” licensee shall refer to any former customer or licensee of Employer within two (2) years of their having ceased to be a customer or licensee of Employer.
(f) Non-Interference with Employees. Executive hereby agrees, during the Restricted Period, not to, directly or indirectly, solicit or induce any of Employer’s or any affiliate’s then-existing employees, representatives, consultants or agents to give up employment with or representation of Employer or any affiliate.
(g) Non-Interference with Business Relationships. Executive hereby agrees, during the Restricted Period. that Executive shall not, directly or indirectly, for the purpose of conducting or engaging in a Competing Business, utilize Employer Confidential information to interfere with, impair, or adversely affect any contractual relationships or business relationships between the Employer and any of the technology or distribution companies with whom the Employer or any affiliate has strategic relationships.
(h) Non-Disparagement. Executive hereby agrees that during the Restricted Period, Executive shall not disparage either orally or in writing the Employer or any affiliate, their products or services, or their officers, directors, or employees.
(i) Injunctive Relief. Executive recognizes and agrees that the injury the Employer will suffer in the event of a breach of this Section 11 may cause the Employer irreparable injury that cannot adequately be compensated by monetary damages alone. Therefore, in the event of a breach of this Section 11 by Executive, or any attempted or threatened breach, Executive agrees that the Employer, without limiting any legal or equitable remedies available to it, may be entitled to equitable relief by preliminary and permanent injunction or otherwise, without the necessity of posting any bond or undertaking, against Executive and/or the business enterprise with which Executive may have become associated, from any court of competent jurisdiction.
12. Reasonableness of Restrictions. Executive understands and acknowledges that Employer would not have entered into the Employment Agreement, unless and until it had secured from Executive assurance that Executive would become and remain, until the Date of Termination, as an Executive of Employer in accordance with the terms and conditions hereof including the specific restriction on disclosure of confidential information in accordance with the terms of Section 11 hereof. Executive expressly acknowledges and agrees that the covenants and restrictive agreements contained in this Agreement are reasonable as to scope, location, and duration and that observation thereof will not cause Executive undue hardship or unreasonably interfere with Executive’s ability to earn a livelihood and practice Executive’s present skills and trades. Executive has consulted with legal counsel of his selection regarding the meaning of such covenants and restrictions, which have been explained to his satisfaction.

13. Successors; Binding Agreement.
(a) Employer’s Successors. Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its businesses and/or assets (“Transaction”) to assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place. Employer may honor the obligation set forth in the preceding sentence through execution in the course of consummating the Transaction of either a specific assignment and assumption agreement relating to the obligations set forth herein, or a general assignment and assumption agreement. Failure of Employer to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a material breach of a material provision of this Agreement and shall entitle Executive to compensation in the same amount and on the same terms as he would be entitled to hereunder if he terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, the “Employer” shall mean Employer as hereinbefore defined and any successor to the business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 13 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.
(b) Executive’s Successors. This Agreement shall not be assignable by Executive. This Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee or, if there be no such designee, to Executive’s estate.
14. Indemnification. To the fullest extent permitted by law, Employer shall indemnify Executive (including the advancement of legal, accounting and other expert expenses) for any judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees, incurred by Executive in connection with the defense of any lawsuit or other claim to which he is made a party by reason of performing his responsibilities as an officer or executive of Employer or any of its subsidiaries; except that, Employer shall have no such duty of indemnification with regard to claims or suits brought, for any reason, against Executive by any former employer of Executive.
15. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered to a national overnight delivery service or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as set forth in the Preamble of this Agreement or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt. No notices may be given via e-mail or facsimile transmission.

16. Severability. Should any term, condition, provision or part of this Agreement be found to he unlawful, invalid, illegal or unenforceable, that portion shall be deemed null and void and severed from the Agreement for all purposes, but such illegality, or invalidity or unenforceability shall not affect the legality, validity or enforceability of the remaining parts of this Agreement, and the remainder of the Agreement shall remain in full force and effect, unless such would be manifestly inequitable or would serve to deprived either party of a material part of what it bargained for in entering in this Agreement.
17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
18. Withholding. Notwithstanding any other provision of this Agreement, Employer may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.
19. Confidential Information and Invention Assignment. Executive shall execute and deliver a Confidential Information, Invention Assignment and Arbitration Agreement in the form attached as Exhibit III hereto.
20. Outside Fees. Executive agrees and covenants not to solicit or receive, in connection with his employment with Employer, any income or other compensation from any third party doing business with Employer, including, without limitation, any supplier, client, customer, or executive of Employer.
21. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and an authorized officer of Employer. No waiver by any party hereto at any time of any breach by the other parties hereto of, or compliance with, any condition or provision of this Agreement to be performed by any such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Any termination of Executive’s employment or of this Agreement shall have no effect on any continuing obligations arising under this Agreement, including without limitation, the right of Executive to receive payments pursuant to Section 9 hereof and the obligations of Executive described in Section II hereof.
22. Applicable Law, Venue, Jurisdiction and Arbitration. This Agreement shall be governed, construed, and enforced in accordance with the laws of the State of Texas, or U.S. federal law when applicable and supreme (without regard to the principles of conflicts of law). Any action or proceeding concerning, related to, regarding, or commenced in connection with the Agreement must be brought in a state or federal court located in Denton County, Texas, and the parties to the Agreement hereby irrevocably submit to the personal jurisdiction of such courts and waive any objection they may now or hereafter have as to the venue of any such action or proceeding brought in any such court, or that any such court is an inconvenient forum.

(a) Arbitration Option. Either party shall also have the option to submit any disputes between Executive (and his attorneys, successors, and assigns) and Employer (and its Affiliates, shareholders, directors, officers, employees, agents, successors, attorneys, and assigns) relating in any manner whatsoever to Executive’s employment or termination thereof by either party, including, without limitation, all disputes arising under this Agreement. (“Arbitrable Claims”) to binding arbitration in Denton County, Texas, pursuant to the rules of the American Arbitration Association and the arbitration rules set forth in Texas Code of Civil Procedure (the “Rules”). The arbitrator shall administer and conduct any arbitration in accordance with Texas law, including the Texas Code of Civil Procedure, or U.S. federal law when applicable and supreme. To the extent that the AAA Employment Rules conflict with Texas or U.S. federal law. Texas or U.S. federal law shall take precedence. All persons and entities specified in this Section (other than Employer and Executive) shall be considered third-party beneficiaries of the rights and obligations created by this Section on Arbitration. The decision of the Arbitrator shall be final and binding on the parties and judgment upon the award may be entered in any of the aforementioned courts having jurisdiction over this Agreement.
(b) Arbitrable Claims. Arbitrable Claims shall include, but are not limited to, contract (express or implied) and tort claims of all kinds, as well as all claims based on any federal, state, or local law, statute, or regulation, excepting only claims under applicable workers’ compensation law and unemployment insurance claims. By way of example and not in limitation of the foregoing. Arbitrable Claims shall include (to the fullest extent permitted by law) any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, as well as any claims asserting wrongful termination, harassment, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, defamation, invasion of privacy, and claims related to disability. The parties shall be eligible to recover in arbitration any and all types of relief that would otherwise be available to them if they brought their claims in a judicial forum. Executive understands that this Agreement does not prohibit him from pursuing an administrative claim with a local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, including, but not limited to, the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the National Labor Relations Board, or the Workers’ Compensation Appeals Board. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim, except as permitted by law.
(c) Procedure.
1. Initiation. Arbitration of Arbitrable Claims shall be in accordance with the Employment Rules and Mediation Procedures of the American Arbitration Association as amended (“AAA Employment Rules”), as augmented in this Agreement. Arbitration shall be initiated as provided by the AAA Employment Rules, although the written notice to the other party initiating arbitration shall also include a statement of the claim(s) asserted and the facts upon which the claim(s) are based. Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award.

2. Binding Arbitration. Arbitration shall be final and binding upon the parties and shall be the exclusive forum for all Arbitrable Claims, except for any appeals or enforcement of an arbitration award. Should one party select arbitration pursuant to this Agreement, then no other party shall initiate or prosecute any lawsuit or administrative action on overlapping issues of law or fact, unless the rights or obligations of third parties not subject to being determined in such arbitration are affected or must be determined in order for there to be a complete determination of the controversy, in which event the arbitration may be stayed or dismissed pending determination of the parties’ rights in a different forum where appropriate third parties are joined.
3. Venue. All arbitration hearings under this Agreement shall be conducted in Denton County, Texas.
4. Arbitrator’s Decision Must Be In Writing. The decision of the arbitrator shall be in writing and shall include a statement of the essential conclusions and findings upon which the decision is based.
(d) Waiver of Jury Trial. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS, INCLUDING WITHOUT LIMITATION ANY RIGHT TO TRIAL BY JURY AS TO THE MAKING, EXISTENCE, VALIDITY, OR ENFORCEABILITY OF THE AGREEMENT TO ARBITRATE.
(e) Arbitrator Selection and Authority. All disputes involving Arbitrable Claims shall be decided by a single arbitrator. The arbitrator shall be selected by mutual agreement of the parties within thirty (30) days of the effective date of the notice initiating the arbitration. If the parties cannot agree on an arbitrator, then the complaining party shall notify the AAA and request selection of an arbitrator in accordance with the AAA Employment Rules. The arbitrator shall have only such authority to award equitable relief, damages, costs, and fees as a court would have for the particular claim(s) asserted. The arbitrator shall have exclusive authority to resolve all Arbitrable Claims, including, but not limited to, whether any particular claim is arbitrable and whether all or any part of this Agreement is void or unenforceable.
(f) Arbitration Fees. Employer shall pay the expenses and fees of the arbitrator, together with other expenses of the arbitration incurred or approved by the neutral arbitrator, but excluding an initial filing fee of $100 (payable to AAA), and counsel fees or witness fees or other expenses incurred by a party for his or own benefit. If the allocation of responsibility for payment of the arbitrator’s fees would render the obligation to arbitrate unenforceable, the parties authorize the arbitrator to modify the allocation as necessary to preserve enforceability.
(g) Confidentiality. All proceedings and all documents prepared in connection with any Arbitrable Claim shall be confidential and, unless otherwise required by law, the subject matter thereof shall not be disclosed to any person other than the parties to the proceedings, their counsel, witnesses and experts, tax and financial advisors and immediate family members of Executive, the arbitrator, and, if involved, the court and court staff. All documents filed with the arbitrator or with a court shall be filed under seal. The parties shall stipulate to all arbitration and court orders necessary to effectuate fully the provisions of this subsection concerning confidentiality.

(h) Continuing Obligations. The rights and obligations of Executive and Employer set forth in this Section on Arbitration shall survive the termination of Executive’s employment and the expiration of this Agreement.
23. Section 409A.
1. Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations and any guidance promulgated thereunder (“Section 409A”) at the time of Executive’s termination (other than due to death), and the severance payable to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”)will not and could not under any circumstances, regardless of when such termination occurs, be paid in full by March 15 of the year following Executive’s termination, then only that portion of the Deferred Compensation Separation Benefits which do not exceed the Section 409A Limit (as defined below) may be made within the first six (6) months following Executive’s termination of employment in accordance with the payment schedule applicable to each payment or benefit, For these purposes, each severance payment is hereby designated as a separate payment and will not collectively be treated as a single payment. Any portion of the Deferred Compensation Separation Benefits in excess of the Section 409A Limit shall accrue and, to the extent such portion of the Deferred Compensation Separation Benefits would otherwise have been payable within the first six (6) months following Executive’s termination of employment, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the dale of Executive’s termination. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following his termination but prior to the six (6) month anniversary of his termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.
2. The foregoing provision is intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Employer and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

3. For purposes of this Agreement, “Section 409A Limit” will mean the lesser of two (2) times: (A) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Employer’s taxable year preceding Employer’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (B) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.
24. Entire Agreement. This Agreement, including the Notice of Stock Option Grant attached as Exhibit I, the Restricted Stock Agreement attached as Exhibit II, and the Confidential Information. Invention Assignment and Arbitration Agreement attached as Exhibit III, sets forth the entire agreement of the parties hereinafter in respect of the subject matter contained herein and supersedes all prior agreements, letters of intent, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by an officer, executive or representative of any party hereto; and any prior agreement of the parties hereto in respect to the subject matter contained herein. Executive acknowledges and agrees that no officer, executive or representative of Employer is authorized to offer any term or condition of employment which is in addition to or different than those set forth in this Agreement.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties, intending to be legally bound, have executed this Agreement on the Effective Date.

REALPAGE, INC.
By:	/s/ Stephen T. Winn
	Name:	Stephen T. Winn
	Title:	Chief Executive Officer

EXECUTIVE:
/s/ Kurt Twining
Kurt Twining
(Signature Page — Employment Agreement)

EXHIBIT I
REALPAGE, INC.
NOTICE OF STOCK OPTION GRANT
UNDER THE
REALPAGE, INC. AMENDED AND RESTATED 2010 EQUITY INCENTIVE PLAN

REALPAGE, INC.
2010 EQUITY INCENTIVE PLAN
STOCK OPTION AWARD AGREEMENT
Unless otherwise defined herein, the terms defined in the RealPage, Inc. 2010 Equity Incentive Plan (the “Plan”) will have the same defined meanings in this Stock Option Award Agreement (the “Award Agreement”).
NOTICE OF STOCK OPTION GRANT
Participant Name:
Address:
You have been granted an Option to purchase Common Stock of RealPage, Inc. (the “Company”), subject to the terms and conditions of the Plan and this Award Agreement, as follows:

Grant Number

Date of Grant

Vesting Commencement Date

Exercise Price per Share	$

Total Number of Shares Granted

Total Exercise Price	$

Type of Option:	_____ Incentive Stock Option

_____ Nonstatutory Stock Option

Term/Expiration Date:
Vesting Schedule:
Subject to any acceleration provisions contained in the Plan or set forth below, this Option may be exercised, in whole or in part, in accordance with the following schedule:
Five percent (5%) of the Shares subject to the Option shall vest each quarter beginning on the first day of the calendar quarter immediately following the vesting commencement date for fifteen (15) consecutive calendar quarters, and the remaining twenty-five percent (25%) of the Shares subject to the Option shall vest on the first day of the next following calendar quarter so that the Option shall be fully vested on the first calendar day of the sixteenth consecutive calendar quarter following the vesting commencement date, subject to Optionee continuing to be a service provider of the Company or a parent or subsidiary of the Company through each such vesting date.

Termination Period:
This Option will be exercisable for three (3) months after Participant ceases to be a Service Provider, unless such termination is due to Participant’s death or Disability, in which case this Option will be exercisable for twelve (12) months after Participant ceases to be Service Provider. Notwithstanding the foregoing, in no event may this Option be exercised after the Term/Expiration Date as provided above and may be subject to earlier termination as provided in Section 14 of the Plan or Section 20 of Exhibit A hereto.
By Participant’s signature and the signature of the Company’s representative below, Participant and the Company agree that this Option is granted under and governed by the terms and conditions of the Plan and this Award Agreement, including the Terms and Conditions of Stock Option Grant, attached hereto as Exhibit A, all of which are made a part of this document. Participant has reviewed the Plan and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement and fully understands all provisions of the Plan and Award Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and Award Agreement. Participant further agrees to notify the Company upon any change in the residence address indicated above.

PARTICIPANT:	REALPAGE, INC.

Signature

Print Name

EXHIBIT A
TERMS AND CONDITIONS OF STOCK OPTION GRANT
1. Grant of Option. The Company hereby grants to the Participant named in the Notice of Grant attached as Part I of this Award Agreement (the “Participant”) an option (the “Option”) to purchase the number of Shares, as set forth in the Notice of Grant, at the exercise price per Share set forth in the Notice of Grant (the “Exercise Price”), subject to all of the terms and conditions in this Award Agreement and the Plan, which is incorporated herein by reference. Subject to Section 19 of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Award Agreement, the terms and conditions of the Plan will prevail.
If designated in the Notice of Grant as an Incentive Stock Option (“ISO”), this Option is intended to qualify as an ISO under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). However, if this Option is intended to be an ISO, to the extent that it exceeds the $100.000 rule of Code Section 422(d) it will be treated as a Nonstatutory Stock Option (“NSO”). Further, if for any reason this Option (or portion thereof) will not qualify as an ISO, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a NSO granted under the Plan. In no event will the Administrator, the Company or any Parent or Subsidiary or any of their respective employees or directors have any liability to Participant (or any other person) due to the failure of the Option to qualify for any reason as an ISO.
2. Vesting Schedule. Except as provided in Section 3, the Option awarded by this Award Agreement will vest in accordance with the vesting provisions set forth in the Notice of Grant. Shares scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest in Participant in accordance with any of the provisions of this Award Agreement, unless Participant will have been continuously a Service Provider from the Date of Grant until the date such vesting occurs.
3. Administrator Discretion. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Option at any time, subject to the terms of the Plan. If so accelerated, such Option will be considered as having vested as of the date specified by the Administrator.
4. Exercise of Option.
(a) Right to Exercise. This Option may be exercised only within the term set out in the Notice of Grant, and may be exercised during such term only in accordance with the Plan and the terms of this Award Agreement.
(b) Method of Exercise. This Option is exercisable by delivery of an exercise notice, in the form attached as Exhibit B (the “Exercise Notice”) or in a manner and pursuant to such procedures as the Administrator may determine, which will state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan. The Exercise Notice will be completed by Participant and delivered to the Company. The Exercise Notice will be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares together with any applicable tax withholding. This Option will be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by such aggregate Exercise Price.

5. Method of Payment. Payment of the aggregate Exercise Price will be by any of the following, or a combination thereof, at the election of Participant.
(a) cash;
(b) check;
(c) consideration received by the Company under a formal cashless exercise program adopted by the Company in connection with the Plan; or
(d) surrender of other Shares which have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Exercised Shares, provided that accepting such Shares, in the sole discretion of the Administrator, will not result in any adverse accounting consequences to the Company.
6. Tax Obligations.
(a) Withholding Taxes. Notwithstanding any contrary provision of this Award Agreement, no certificate representing the Shares will be issued to Participant, unless and until satisfactory arrangements (as determined by the Administrator) will have been made by Participant with respect to the payment of income, employment and other taxes which the Company determines must be withheld with respect to such Shares. To the extent determined appropriate by the Company in its discretion, it will have the right (but not the obligation) to satisfy any tax withholding obligations by reducing the number of Shares otherwise deliverable to Participant. If Participant fails to make satisfactory arrangements for the payment of any required tax withholding obligations hereunder at the time of the Option exercise, Participant acknowledges and agrees that the Company may refuse to honor the exercise and refuse to deliver Shares if such withholding amounts are not delivered at the time of exercise.
(b) Notice of Disqualifying Disposition of ISO Shares. If the Option granted to Participant herein is an ISO, and if Participant sells or otherwise disposes of any of the Shares acquired pursuant to the ISO on or before the later of (i) the date two (2) years after the Grant Date, or (ii) the date one (1) year after the date of exercise, Participant will immediately notify the Company in writing of such disposition. Participant agrees that Participant may be subject to income lax withholding by the Company on the compensation income recognized by Participant.

(c) Code Section 409A. Under Code Section 409A. an option that vests after December 31, 2004 (or that vested on or prior to such date but which was materially modified after October 3, 2004) that was granted with a per Share exercise price that is determined by the Internal Revenue Service (the “IRS”) to be less than the Fair Market Value of a Share on the date of grant (a “Discount Option”) may be considered “deferred compensation.” A Discount Option may result in (i) income recognition by Participant prior to the exercise of the option, (ii) an additional twenty percent (20%) federal income tax, and (iii) potential penalty and interest charges. The Discount Option may also result in additional state income, penalty and interest charges to the Participant. Participant acknowledges that the Company cannot and has not guaranteed that the IRS will agree that the per Share exercise price of this Option equals or exceeds the Fair Market Value of a Share on the Date of Grant in a later examination. Participant agrees that if the IRS determines that the Option was granted with a per Share exercise price that was less than the Fair Market Value of a Share on the date of grant, Participant will be solely responsible for Participant’s costs related to such a determination.
7. Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant. After such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.
8. No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THE OPTION OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT. THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.
9. Address for Notices. Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company, in care of its Chief Legal Officer at RealPage, Inc., 4000 International Parkway, Carrollton, Texas 75007, or at such other address as the Company may hereafter designate in writing.
10. Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Participant only by Participant.

11. Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Award Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
12. Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or his or her estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority. Assuming such compliance, for income tax purposes the Exercised Shares will be considered transferred to Participant on the date the Option is exercised with respect to such Exercised Shares.
13. Plan Governs. This Award Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Award Agreement and one or more provisions of the Plan, the provisions of the Plan will govern. Capitalized terms used and not defined in this Award Agreement will have the meaning set forth in the Plan.
14. Administrator Authority. The Administrator will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Shares subject to the Option have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement.
15. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to Options awarded under the Plan or future options that may be awarded under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.
16. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.
17. Agreement Severable. In the event that any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on the remaining provisions of this Award Agreement.

18. Modifications to the Agreement. This Award Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Award Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Award Agreement, the Company reserves the right to revise this Award Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Code Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code in connection to this Option.
19. Amendment, Suspension or Termination of the Plan. By accepting this Award. Participant expressly warrants that he or she has received an Option under the Plan, and has received, read and understood a description of the Plan. Participant understands that the Plan is discretionary in nature and may he amended, suspended or terminated by the Company at any time.
20. Forfeiture Events. Participant acknowledges and agrees that, (a) if Participant’s status as a Service Provider terminates for Cause (as defined herein), or (b) if Participant’s status as a Service Provider terminates by reason of a Voluntary Termination (as defined herein) and participant engages in Acts Harmful to the Interest of the Company (as defined herein) within one (1) year after the Voluntary Termination, as determined by the Administrator, then, to the extent permitted by applicable law, (i) the Participant will immediately forfeit any right to exercise this Option, whether vested or unvested: and (ii) Participant will (A) immediately forfeit any right to, and shall, within three (3) business days after receiving a written demand therefor from the Company, return and surrender to the Company for cancellation all shares of the Company’s capital stock received by the Participant pursuant to any exercise of this Option occurring within six (6) months before or after the date of the termination of Participant’s status as a Service Provider, and (B) immediately forfeit any right to, and shall, within three (3) business days after receiving a written demand therefor from the Company, pay to the Company a cash payment equal to the value of all proceeds received by Participant within six (6) months before or after the date of the termination of Participant’s status as a Service Provider from the sale of any shares of the Company’s capital stock originally acquired by Participant pursuant to any exercise of this Option, less the aggregate exercise price paid by Participant for the shares of capital stock from which such proceeds are derived. In the case of the surrender of shares of the Company’s capital stock hereunder, the Company shall, within three (3) business days of Participant’s surrender and cancellation of such shares of capital stock, refund to Participant the amount of the exercise price paid by Participant to the Company for the shares of capital stock so surrendered and cancelled.
For purposes of this provision, “Acts Harmful to the Interest of the Company” shall mean (a) accepting employment with or serving in any other capacity for any business entity that is in competition with the Company: (b) soliciting, recruiting, or employing any employee of the Company for the benefit of another business entity that is not an affiliate (as defined in Rule I2b-2 of the Exchange Act) of the Company: (c) disclosing any trade secret or confidential information of the Company under circumstances that are injurious to the Company: or (d) disparagement of the Company or any affiliate (as defined in Rule 12b-2 of the Exchange Act) or their business, products, directors, officers or employees.

For purposes of this provision. “Cause” shall mean (a) the unauthorized disclosure of any trade secret or confidential information of the Company: (b) the commission of any act of dishonesty, embezzlement or fraud: (c) the commission of any act of insubordination or willful violation of law or any policy of the Company: or (d) conviction of a felony, which in the determination of the Administrator, causes substantial injury and discredit to the Company.
For purposes of this provision. “Voluntary Termination” shall mean, (a) with respect to an Employee, a termination of employment with the Company, or any Parent or Subsidiary, which is initiated voluntarily by the Employee, as determined in the sole discretion of the Administrator: provided, however, that a Voluntary Termination shall not include a termination of employment by reason of death. Disability or retirement from active service at or after age sixty-five (65) or a breach of any material obligation by the Company: or (b) with respect to a Consultant, a cessation of services for the Company, or any Parent or Subsidiary, which is initiated voluntarily by the Consultant, as determined in the sole discretion of the Administrator.
21. Governing Law. This Award Agreement will be governed by the laws of the State of Texas, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Option or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Texas, and agree that such litigation will be conducted in the courts of Denton County, Texas, or the federal courts for the United States for the Northern District of Texas, and no other courts, where this Option is made and/or to be performed.

EXHIBIT II
REALPAGE, INC.
RESTRICTED STOCK AWARD AGREEMENT
UNDER THE
REALPAGE, INC. AMENDED AND RESTATED 2010 EQUITY INCENTIVE PLAN

REALPAGE, INC.
2010 EQUITY INCENTIVE PLAN
RESTRICTED STOCK AWARD AGREEMENT
Unless otherwise defined herein, the terms defined in the RealPage. Inc. 2010 Equity Incentive Plan (the “Plan”) will have the same defined meanings in this Restricted Stock Award Agreement (the “Award Agreement”).
NOTICE OF RESTRICTED STOCK GRANT
Participant Name:
Address:
You have been granted the right to receive an Award of Restricted Stock subject to the terms and conditions of the Plan and this Award Agreement, as follows:

Grant Number

Date of Grant

Vesting Commencement Date

Total Number of Shares Granted
Vesting Schedule:
Subject to any acceleration provisions contained in the Plan or set forth below the Restricted Stock will vest and the Company’s right to reacquire the Restricted Stock will lapse in accordance with the following schedule:
Six and one quarter percent (6.25%) of the Shares of Restricted Stock shall vest each quarter, beginning on the first day of the calendar quarter immediately following the vesting commencement date for sixteen (16) consecutive calendar quarters so that the Restricted Stock shall be fully vested on the first calendar day of the sixteenth consecutive calendar quarter following the vesting commencement date, subject to Participant continuing to be a service provider of the Company or a parent or subsidiary of the Company through each such vesting date.

By Participant’s signature and the signature of the representative of RealPage, Inc. (the “Company”) below. Participant and the Company agree that this Award of Restricted Stock is granted under and governed by the terms and conditions of the Plan and this Award Agreement, including the Terms and Conditions of Restricted Stock Grant, attached hereto as Exhibit A, all of which are made a part of this document. Participant has reviewed the Plan and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement and fully understands all provisions of the Plan and Award Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and Award Agreement. Participant further agrees to notify the Company upon any change in the residence address indicated above.

PARTICIPANT:	REALPAGE, INC.

Signature	By

Print Name	Title

EXHIBIT A
TERMS AND CONDITIONS OF RESTRICTED STOCK GRANT
1. Grant of Restricted Stock. The Company hereby grants to the individual named in the Notice of Grant attached as Part 1 of this Award Agreement (the “Participant”) under the Plan for past services and as a separate incentive in connection with his or her services and not in lieu of any salary or other compensation for his or her services, an Award of Shares of Restricted Stock, subject to all of the terms and conditions in this Award Agreement and the Plan, which is incorporated herein by reference. Subject to Section 19 of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Award Agreement, the terms and conditions of the Plan will prevail.
2. Escrow of Shares.
(a) All Shares of Restricted Stock will, upon execution of this Award Agreement, be delivered and deposited with an escrow holder designated by the Company (the “Escrow Holder”). The Shares of Restricted Stock will be held by the Escrow Holder until such time as the Shares of Restricted Stock vest or the date Participant ceases to be a Service Provider.
(b) The Escrow Holder will not be liable for any act it may do or omit to do with respect to holding the Shares of Restricted Stock in escrow while acting in good faith and in the exercise of its judgment.
(c) Upon Participant’s termination as a Service Provider for any reason, the Escrow Holder, upon receipt of written notice of such termination, will take all steps necessary to accomplish the transfer of the unvested Shares of Restricted Stock to the Company. Participant hereby appoints the Escrow Holder with full power of substitution, as Participant’s true and lawful attorney-in-fact with irrevocable power and authority in the name and on behalf of Participant to take any action and execute all documents and instruments, including, without limitation, stock powers which may be necessary to transfer the certificate or certificates evidencing such unvested Shares of Restricted Stock to the Company upon such termination.
(d) The Escrow Holder will take all steps necessary to accomplish the transfer of Shares of Restricted Stock to Participant after they vest following Participant’s request that the Escrow Holder do so.
(e) Subject to the terms hereof. Participant will have all the rights of a stockholder with respect to the Shares while they are held in escrow, including without limitation, the right to vote the Shares and to receive any cash dividends declared thereon.

(f) In the event of any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse Stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares, the Shares of Restricted Stock will be increased, reduced or otherwise changed, and by virtue of any such change Participant will in his or her capacity as owner of unvested Shares of Restricted Stock be entitled to new or additional or different shares of Stock, cash or securities (other than rights or warrants to purchase securities): such new or additional or different shares, cash or securities will thereupon be considered to be unvested Shares of Restricted Stock and will be subject to all of the conditions and restrictions which were applicable to the unvested Shares of Restricted Stock pursuant to this Award Agreement. If Participant receives rights or warrants with respect to any unvested Shares of Restricted Stock, such rights or warrants may be held or exercised by Participant, provided that until such exercise any such rights or warrants and after such exercise any shares or other securities acquired by the exercise of such rights or warrants will be considered to be unvested Shares of Restricted Stock and will be subject to all of the conditions and restrictions which were applicable to the unvested Shares of Restricted Stock pursuant to this Award Agreement. The Administrator in its absolute discretion at any time may accelerate the vesting of all or any portion of such new or additional shares of stock, cash or securities, rights or warrants to purchase securities or shares or other securities acquired by the exercise of such rights or warrants.
(g) The Company may instruct the transfer agent for its Common Stock to place a legend on the certificates representing the Restricted Stock or otherwise note its records as to the restrictions on transfer set forth in this Award Agreement.
3. Vesting Schedule. Except as provided in Section 4 below and Section 14 of the Plan, and subject to Section 5 below, the Shares of Restricted Stock awarded by this Award Agreement will vest in accordance with the vesting provisions set forth in the Notice of Grant. Shares of Restricted Stock scheduled to vest on a certain dale or upon the occurrence of a certain condition will not vest in Participant in accordance with any of the provisions of this Award Agreement, unless Participant will have been continuously a Service Provider from the Date of Grant until the date such vesting occurs.
4. Administrator Discretion. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Restricted Stock at any time, subject to the terms of the Plan. If so accelerated, such Restricted Stock will be considered as having vested as of the date specified by the Administrator.
5. Forfeiture upon Termination of Status as a Service Provider. Notwithstanding any contrary provision of this Award Agreement, the balance of the Shares of Restricted Stock that have not vested at the time of Participant’s termination as a Service Provider for any reason will be forfeited and automatically transferred to and reacquired by the Company at no cost to the Company upon the date of such termination and Participant will have no further rights thereunder. Participant will not be entitled to a refund of the price paid for the Shares of Restricted Stock, if any, returned to the Company pursuant to this Section 5. Participant hereby appoints the Escrow Agent with full power of substitution, as Participant’s true and lawful attorney-in-fact with irrevocable power and authority in the name and on behalf of Participant to take any action and execute all documents and instruments, including, without limitation, Stock powers which may be necessary to transfer the certificate or certificates evidencing such unvested Shares to the Company upon such termination of service.

6. Death of Participant. Any distribution or delivery to be made to Participant under this Award Agreement will, if Participant is then deceased, be made to Participant’s designated beneficiary, or if no beneficiary survives Participant, the administrator or executor of Participant’s estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.
7. Withholding of Taxes. Notwithstanding any contrary provision of this Award Agreement, no certificate representing the Shares of Restricted Stock may be released from the escrow established pursuant to Section 2, unless and until satisfactory arrangements (as determined by the Administrator) will have been made by Participant with respect to the payment of income, employment and other taxes which the Company determines must be withheld with respect to such Shares, if any. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit Participant to satisfy such tax withholding obligation, in whole or in part (without limitation) by (a) paying cash, (b) electing to have the Company withhold otherwise deliverable Shares having a Fair Market Value equal to the minimum amount required to be withheld, (c) delivering to the Company already vested and owned Shares having a Fair Market Value equal to the amount required to be withheld or (d) selling a sufficient number of such Shares otherwise deliverable to Participant through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. To the extent determined appropriate by the Company in its discretion, it will have the right (but not the obligation) to satisfy any tax withholding obligations by reducing the number of Shares otherwise deliverable to Participant. If Participant fails to make satisfactory arrangements for the payment of any required tax withholding obligations hereunder at the time any applicable Shares otherwise are scheduled to vest pursuant to Sections 3 or 4 (or Section 14 of the Plan), Participant will permanently forfeit such Shares and the Shares will be returned to the Company at no cost to the Company.
8. Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant or the Escrow Agent. Except as provided in Section 2, after such issuance, recordation and delivery. Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.
9. No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE SHARES OF RESTRICTED STOCK PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS RESTRICTED STOCK OR ACQUIRING SHARES HEREUNDER, PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD. FOR ANY PERIOD, OR AT ALL AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANTS RIGHT OR THE RIGHT OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) TO TERMINATE PARTICIPANTS RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.

10. Address for Notices. Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company, in care of its Chief Legal Officer at RealPage, Inc., 4000 International Parkway, Carrollton, Texas 75007, or at such other address as the Company may hereafter designate in writing.
11. Grant is Not Transferable. Except to the limited extent provided in Section 6, the unvested Shares subject to this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any unvested Shares of Restricted Stock subject to this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.
12. Binding Agreement, Subject to the limitation on the transferability of this grant contained herein, this Award Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
13. Additional Conditions to Release from Escrow. The Company will not be required to issue any certificate or certificates for Shares hereunder or release such Shares from the escrow established pursuant to Section 2 prior to fulfillment of all the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such class of stock is then listed: (b) the completion of any registration or other qualification of such Shares under any state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body which the Administrator will, in its absolute discretion, deem necessary or advisable: (c) the obtaining of any approval or other clearance from any state or federal governmental agency, which the Administrator will, in its absolute discretion, determine to be necessary or advisable: and (d) the lapse of such reasonable period of time following the date of grant of the Restricted Stock as the Administrator may establish from time to time for reasons of administrative convenience.
14. Plan Governs. This Award Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Award Agreement and one or more provisions of the Plan, the provisions of the Plan will govern. Capitalized terms used and not defined in this Award Agreement will have the meaning set forth in the Plan.
15. Administrator Authority. The Administrator will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Shares of Restricted Stock have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement.

16. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Shares of Restricted Stock awarded under the Plan or future Restricted Stock that may be awarded under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.
17. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.
18. Agreement Severable. In the event that any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.
19. Modifications to the Agreement. This Award Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Award Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Award Agreement, the Company reserves the right to revise this Award Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code in connection to this Award of Restricted Stock.
20. Amendment, Suspension or Termination of the Plan. By accepting this Award, Participant expressly warrants that he or she has received an Award of Restricted Stock under the Plan, and has received, read and understood a description of the Plan. Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.
21. Forfeiture Events. Participant acknowledges and agrees that, (a) if Participant’s status as a Service Provider terminates for Cause (as defined herein), or (b) if Participant’s status as a Service Provider terminates by reason of a Voluntary Termination (as defined herein) and participant engages in Acts Harmful to the Interest of the Company (as defined herein) within one (1) year after the Voluntary Termination, as determined by the Administrator, then, to the extent permitted by applicable law, (i) the Participant will (A) immediately forfeit any right the Shares of Restricted Stock issued under this Award Agreement, whether vested or unvested, and shall, within three (3) business days after receiving a written demand therefor from the Company, return and surrender to the Company for cancellation all Shares of Restricted Stock of the Company received by the Participant pursuant to this Award Agreement, and (B) immediately forfeit any right to, and shall, within three (3) business days after receiving a written demand therefore from the Company, pay to the Company a cash payment equal to the value of all proceeds received by Participant within six (6) months before or after the date of the termination of Participant’s status as a Service Provider from the sale of any Shares of the Restricted Stock originally acquired by Participant pursuant to this Award of Restricted Stock.
For purposes of this provision, “Acts Harmful to the Interest of the Company” shall mean (a) accepting employment with or serving in any other capacity for any business entity that is in competition with the Company; (b) soliciting, recruiting, or employing any employee of the Company for the benefit of another business entity that is not an affiliate (as defined in Rule 12b-2 of the Exchange Act) of the Company: (c) disclosing any trade secret or confidential information of the Company under circumstances that are injurious to the Company: or (d) disparagement of the Company or any affiliate (as defined in Rule 12b-2 of the Exchange Act) or their business, products, directors, officers or employees.
For purposes of this provision, “Cause” shall mean (a) the unauthorized disclosure of any trade secret or confidential information of the Company: (b) the commission of any act of dishonesty, embezzlement or fraud: (c) the commission of any act of insubordination or willful violation of law or any policy of the Company: or (d) conviction of a felony, which in the determination of the Administrator, causes substantial injury and discredit to the Company.
For purposes of this provision, “Voluntary Termination” shall mean, (a) with respect to an Employee, a termination of employment with the Company, or any Parent or Subsidiary, which is initiated voluntarily by the Employee, as determined in the sole discretion of the Administrator: provided, however, that a Voluntary Termination shall not include a termination of employment by reason of death. Disability or retirement from active service at or after age sixty-five (65) or a breach of any material obligation by the Company; (b) with respect to a Consultant, a cessation of services for the Company, or any Parent or Subsidiary, which is initiated voluntarily by the Consultant, as determined in the sole discretion of the Administrator: or (c) with respect to a Director, a resignation or other cessation of service as a member of the Board initiated voluntarily by the Director, as determined in the sole discretion of the Administrator.
22. Governing Law. This Award Agreement will be governed by the laws of the State of Texas, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Award of Restricted Stock or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Texas, and agree that such litigation will be conducted in the courts of Denton County, Texas, or the federal courts for the United States for the Northern District of Texas, and no other courts, where this Award of Restricted Stock is made and/or to be performed.

EXHIBIT III
REALPAGE, INC.
CONFIDENTIAL INFORMATION,
INVENTION ASSIGNMENT, AND ARBITRATION AGREEMENT
As a condition of my employment with RealPage, Inc., or its subsidiaries, affiliates, successors or assigns (together the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by the Company, and other good and valuable consideration herein, the undersigned agrees to the following provisions of this Confidential Information. Invention Assignment, and Arbitration Agreement (this “Agreement”):
1. Confidential Information.
1. Company Information. I agree and acknowledge that as an Employee of the Company. I will be given access to Confidential Information that the Company has collected, developed, and/or discovered over time, and at great expense. I agree that during and for five (5) years after my employment with the Company terminates, regardless of the reason for termination. I will hold in the strictest confidence, and will not use (except for the benefit of the Company during my employment) or disclose to any person, firm, or corporation (without written authorization of the President or the Board of Directors of the Company) any Company Confidential Information. I understand that my unauthorized use or disclosure of Company Confidential Information during my employment may lead to disciplinary action, up to and including immediate termination and legal action by the Company. I understand that “Company Confidential Information” means any non-public information that is not readily and easily available to the public or a matter of common knowledge to those in the Company’s business, trade, or industry that relates to the actual or anticipated business, research or development of the Company, or to the Company’s technical data, trade secrets, or know-how, including, but not limited to, research, product plans, or other information regarding the Company’s products or services and markets therefore, customer lists and customers (including, but not limited to, customers of the Company on which I called or with which I may become acquainted during the term of my employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information: provided, however, Company Confidential Information does not include any of the foregoing items to the extent the same have become publicly known and made generally available through no wrongful act of mine or of others. I understand that nothing in this Agreement is intended to limit employees’ rights to discuss the terms, wages, and working conditions of their employment, as protected by applicable law.

2. Former Employer Information. I agree that during my employment with the Company, I will not improperly use, disclose, or induce the Company to use any proprietary information or trade secrets of any former or concurrent employer or other person or entity. I further agree that I will not bring onto the premises of the Company or transfer onto the Company’s technology systems any unpublished document, proprietary information, or trade secrets belonging to any such employer, person, or entity unless consented to in writing by both the Company and such employer, person, or entity.
3. Third Party Information. I recognize that the Company may have received and in the future may receive from third parties associated with the Company, e.g., the Company’s customers, suppliers, licensors, licensees, partners, or collaborators (“Associated Third Parties”) their confidential or proprietary information (“Associated Third Party Confidential Information”). By way of example Associated Third Party Confidential Information may include the habits or practices of Associated Third Parties, the technology of Associated Third Parties, requirements of Associated Third Parties, and information related to the business conducted between the Company and such Associated Third Parties. I agree at all times during my employment with the Company and thereafter to hold in the strictest confidence, and not to use or to disclose to any person, firm, or corporation, any Associated Third Party Confidential Information, except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such Associated Third Parties. I further agree to comply with any and all Company policies and guidelines that may be adopted from time to time regarding Associated Third Parties and Associated Third Party Confidential Information. I understand that my unauthorized use or disclosure of Associated Third Party Confidential Information or violation of any Company policies during my employment will lead to disciplinary action, up to and including immediate termination and legal action by the Company.
Inventions.
4. Inventions Retained and Licensed. I have attached hereto as Exhibit A, a list describing all inventions, discoveries, original works of authorship, developments, improvements, and trade secrets that were conceived in whole or in part by me prior to my employment with the Company and to which I have any right, title, or interest, and which relate to the Company’s proposed business, products, or research and development (“Prior Inventions”); or, if no such list is attached, I represent and warrant that there are no such Prior Inventions. Furthermore, I represent and warrant that if any Prior Inventions are included on Exhibit A, they will not materially affect my ability to perform all obligations under this Agreement. If, in the course of my employment with the Company. I incorporate into or use in connection with any product, process, service, technology, or other work by or on behalf of the Company any Prior Invention, I hereby grant to the Company a non-exclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license, with the right to grant and authorize sublicenses, to make, have made, modify, use, import, offer for sale, and sell such Prior Invention as part of or in connection with such product, process, service, technology, or other work, and to practice any method related thereto.

5. Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks, or trade secrets, whether or not patentable or registrable under patent, copyright, or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company (including during my off-duty hours), or with the use of Company’s equipment, supplies, facilities, or Company Confidential Information, except as provided in Section II.E below (collectively referred to as “Inventions”). I further acknowledge that all original works of authorship that arc made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. I understand and agree that the decision whether or not to commercialize or market any Inventions is within the Company’s sole discretion and for the Company’s sole benefit, and that no royalty or other consideration will be due to me as a result of the Company’s efforts to commercialize or market any such Inventions.
6. Maintenance of Records. I agree to keep and maintain adequate, current, accurate, and authentic written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, electronic files, reports, or any other format that may be specified by the Company. The records are and will be available to and remain the sole property of the Company at all times.
7. Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, and all other instruments that the Company shall deem proper or necessary in order to apply for, register, obtain, maintain, defend, and enforce such rights, and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title, and interest in and to such Inventions and any rights relating thereto, and testifying in a suit or other proceeding relating to such Inventions and any rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue alter the termination of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature with respect to any Inventions, including, without limitation, to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering such Inventions, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead, to execute and file any papers and oaths, and to do all other lawfully permitted acts with respect to such Inventions with the same legal force and effect as if executed by me.

Conflicting Employment.
8. Current Obligations. I agree that during the term of my employment with the Company. I will not engage in or undertake any other employment, occupation, consulting relationship, or commitment that is directly related to the business in which the Company is now involved or becomes involved or has plans to become involved, nor will I engage in any other activities that conflict with my obligations to the Company.
B. Prior Relationships. Without limiting Section III.A. I represent that I have no other agreements, relationships, or commitments to any other person or entity that conflict with my obligations to the Company under this Agreement or my ability to become employed and perform the services for which I am being hired by the Company. I further agree that if I have signed a confidentiality agreement or similar type of agreement with any former employer or other entity. I will comply with the terms of any such agreement to the extent that its terms are lawful under applicable law. I represent and warrant that after undertaking a careful search (including searches of my computers, cell phones, electronic devices, and documents). I have returned all property and confidential information belonging to all prior employers, Moreover. I agree to fully indemnify the Company, its directors, officers, agents, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns for all verdicts, judgments, settlements, and other losses incurred by any of them resulting from my breach of my obligations under any agreement to which I am a party or obligation to which I am bound, as well as any reasonable attorneys’ fees and costs if the plaintiff is the prevailing party in such an action, except as prohibited by law.
Returning Company Documents. Upon separation from employment with the Company or on demand by the Company during my employment, I will immediately deliver to the Company, and will not keep in my possession, recreate, or deliver to anyone else, any and all Company property, including, but not limited to, Company Confidential Information, Associated Third Party Confidential Information, as well as all devices and equipment belonging to the Company (including computers, handheld electronic devices, telephone equipment, and other electronic devices), Company credit cards, records, data, notes, notebooks, reports, files, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, photographs, charts, any other documents and property, and reproductions of any and all of the aforementioned items that were developed by me pursuant to my employment with the Company, obtained by me in connection with my employment with the Company, or otherwise belonging to the Company, its successors, or assigns, including, without limitation, those records maintained pursuant to Section II.C I also consent to an exit interview to confirm my compliance with this Section IV.

Termination Certification. Upon separation from employment with the Company, I agree to immediately sign and deliver to the Company the “Termination Certification” attached hereto as Exhibit B. I also agree to keep the Company advised of my home and business address for a period of seven (7) years after termination of my employment with the Company, so that the Company can contact me regarding my continuing obligations provided by this Agreement.
Notification of New Employer. In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer about my obligations under this Agreement.
Conflict of Interest Guidelines. I agree to diligently adhere to all policies of the Company, including the Company’s insider’s trading policies and the Conflict of Interest Guidelines attached as Exhibit C hereto, which may be revised from time to time during my employment.
Representations. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I hereby represent and warrant that I have not entered into, and I will not enter into, any oral or written agreement in conflict herewith.
Audit. I acknowledge that I have no reasonable expectation of privacy in any computer, technology system, email, handheld device, telephone, or documents that are used to conduct the business of the Company. As such, the Company has the right to audit and search all such items and systems, without further notice to me, to ensure that the Company is licensed to use the software on the Company’s devices in compliance with the Company’s software licensing policies, to ensure compliance with the Company’s policies, and for any other business-related purposes in the Company’s sole discretion. I understand that 1 am not permitted to add any unlicensed, unauthorized, or non-compliant applications to the Company’s technology systems and that I shall refrain from copying unlicensed software onto the Company’s technology systems or using non-licensed software or websites. I understand that it is my responsibility to comply with the Company’s policies governing use of the Company’s documents and the internet, email, telephone, and technology systems to which I will have access in connection with my employment.
Dispute Resolution. I agree that any and all controversies, claims, or disputes with the Company (including any employee, officer, director, stockholder or benefit Plan of the Company) shall be resolved in accordance with the procedures set forth in Section 23 of my Employment Agreement with the Company.

General Provisions.
9. Entire Agreement. This Agreement, together with the Exhibits herein, my executed Employment Agreement and any agreements relating to restricted stock and other awards pursuant to the RealPage. Inc. Amended and Restated 2010 Equity Incentive Plan, and the terms of the Significant Owner Agreement (if one was executed by me) set forth the entire agreement and understanding between the Company and me relating to the subject matter herein and supersedes all prior discussions or representations between us, including, but not limited to, any representations made during my interview(s) or relocation negotiations, whether written or oral. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the President of the Company and me. Any subsequent change or changes in my duties, salary, or compensation will not affect the validity or scope of this Agreement.
10. Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.
11. Successors and Assigns. This Agreement will be binding upon my heirs, executors, assigns, administrators, and other legal representatives, and will be for the benefit of the Company, its successors, and its assigns. There are no intended third-party beneficiaries to this Agreement, except as expressly stated.
E. Waiver. Waiver by the Company of a breach of any provision of this Agreement will not operate as a waiver of any other or subsequent breach.
F. Survivorship. The rights and obligations of the parties to this Agreement will survive termination of my employment with the Company.
G. Signatures. This Agreement may be signed in two counterparts, each of which shall be deemed an original, with the same force and effectiveness as though executed in a single document.

Date:
Signature

Name of Employee (typed or printed)

Witness:

Signature

Name (typed or printed)

Exhibit A
LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP

Identifying Number or Brief
Title	Date	Description

___ No inventions or improvements

___ Additional Sheets Attached

Signature of Employee:

Print Name of Employee:

Date:

Exhibit B
REALPAGE, INC.
TERMINATION CERTIFICATION
This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, any other documents or property, or reproductions of any and all aforementioned items belonging to RealPage, Inc., its subsidiaries, affiliates, successors or assigns (together, the “Company”).
I further certify that I have complied with all the terms of the attached Confidential Information, Invention Assignment, and Arbitration Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein) conceived or made by me (solely or jointly with others), as covered by that agreement.
I further agree that, in compliance with the Confidential Information, Invention Assignment, and Arbitration Agreement, I will preserve as confidential all Company Confidential Information and Associated Third Party Confidential Information, including trade secrets, confidential knowledge, data, or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, databases, other original works of authorship, customer lists, business plans, financial information, or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants, or licensees, to the extent required by the terms of that agreement.
I also agree that for three (3) years from this date. I will not either directly or indirectly solicit any of the Company’s employees to leave their employment, to the extent required by the terms of the Confidential Information, Invention Assignment, and Arbitration Agreement.
After leaving the Company’s employment. I will be employed by  __________ in the position of:  _______.

Signature of employee

Print name

Date

Address for Notifications:

Exhibit C
REALPAGE, INC.
CONFLICT OF INTEREST GUIDELINES
It is the policy of RealPage, Inc. to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics. Accordingly, all officers, employees, and independent contractors must avoid activities that are in conflict, or give the appearance of being in conflict, with these principles and with the interests of the Company. The following are potentially compromising situations that must be avoided:
1. Revealing confidential information to outsiders or misusing confidential information. Unauthorized divulging of information is a violation of this policy whether or not for personal gain and whether or not harm to the Company is intended. (The At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement elaborates on this principle and is a binding agreement.)
2. Accepting or offering substantial gifts, excessive entertainment, favors, or payments that may be deemed to constitute undue influence or otherwise be improper or embarrassing to the Company.
3. Participating in civic or professional organizations that might involve divulging confidential information of the Company.
4. Initiating or approving personnel actions affecting reward or punishment of employees or applicants where there is a family relationship or is or appears to be a personal or social involvement.
5. Initiating or approving any form of personal or social harassment of employees.
6. Investing or holding outside directorship in suppliers, customers, or competing companies, including financial speculations, where such investment or directorship might influence in any manner a decision or course of action of the Company.
7. Borrowing from or lending to employees, customers, or suppliers.
8. Acquiring real estate of interest to the Company.
9. Improperly using or disclosing to the Company any proprietary information or trade secrets of any former or concurrent employer or other person or entity with whom obligations of confidentiality exist.
10. Unlawfully discussing prices, costs, customers, sales, or markets with competing companies or their employees.
11. Making any unlawful agreement with distributors with respect to prices.
12. Improperly using or authorizing the use of any inventions that are the subject of patent claims of any other person or entity.
13. Engaging in any conduct that is not in the best interest of the Company.
Each officer, employee, and independent contractor must take every necessary action to ensure compliance with these guidelines and to bring problem areas to the attention of higher management for review. Violations of this conflict of interest policy may result in discharge without warning.